CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman and Chief Executive Officer       219-836-2960
Daryl D. Pomranke, President and Chief Operating Officer    219-513-5150
Jerry A. Weberling, Executive Vice President and CFO         219-513-5103

CFS Bancorp, Inc. Announces Net Income for the Fourth Quarter of 2010

MUNSTER, IN – February 1, 2011 – CFS Bancorp, Inc. (the Company), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the Bank), today reported net income of $918,000, or $.09 per diluted share, for the fourth quarter of 2010, compared to net income of $2.0 million, or $.19 per share, for the fourth quarter of 2009, which included $1.4 million of bank-owned life insurance income due to the death of an insured.

For the year ended December 31, 2010, the Company reported net income of $3.5 million, or $.32 per diluted share, compared to a net loss of $(543,000), or $(.05) per share, for the year ended December 31, 2009.

Financial results for the quarter and year include:

◆	Total deposits grew $16.0 million, or 1.7%, since September 30, 2010 and $96.1 million, or 11.3%, since December 31, 2009, of which core deposits grew $15.2 million and $54.8 million, respectively;
◆	Purchased participation loans decreased to $23.6 million from $26.5 million at September 30, 2010 and $52.4 million at December 31, 2009;
◆	Non-performing assets decreased $3.5 million to $76.8 million from $80.3 million at September 30, 2010 and increased $8.6 million from $68.3 million at December 31, 2009;
◆	Net interest margin declined to 3.49% in the fourth quarter from 3.54% in the third quarter of 2010 and 3.84% in the fourth quarter of 2009;
◆	Non-interest expense declined 1.7% compared to the third quarter of 2010 and 4.0% compared to the fourth quarter of 2009; and
◆	The Bank’s risk-based capital ratio improved to 13.32% compared to 13.21% at September 30, 2010 and 12.35% at December 31, 2009.

Chairman’s Comments

“The fourth quarter of 2010 finished the year on a positive trend.  Our earnings for the quarter represent the fifth consecutive quarter of positive earnings while growing deposits, addressing credit quality concerns, and maintaining cost discipline,” said Thomas F. Prisby, Chairman and CEO.  “Credit quality remains our primary focus.  In the fourth quarter, our level of non-performing loans and non-performing assets decreased from the third quarter of 2010.  We expect to make additional progress on further reducing our non-performing assets in the first quarter of 2011.”

CFS Bancorp, Inc. – Page  2 of 14

“In addition, we continue to pursue avenues to enhance future growth and profitability.  Our business and retail banking teams are generating strong deposit growth and our loan portfolio growth during the fourth quarter of 2010 was encouraging,” continued Prisby.  “We experienced higher commercial loan originations, increased commercial line usage, and an increase in retail mortgage loans, all of which bodes well as we enter the new year.”

Progress on Strategic Growth and Diversification Plan

The Company’s Strategic Growth and Diversification Plan is built around four core objectives: decreasing non-performing loans; ensuring costs are appropriate given the Company’s targeted future asset base; growing while diversifying by targeting small and mid-sized business owners for relationship-based banking opportunities; and expanding and deepening the Company’s relationships with its clients.

The Company continues to focus its efforts on reducing the level of non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the loan to other real estate owned (OREO) where we can take control of and liquidate the underlying collateral.  The Company’s ratio of non-performing loans to total loans decreased to 7.44% compared to 7.74% at December 31, 2009 as a result of loan repayments and transfers to OREO, which were partially offset by new non-accrual loans.

The Company remains strongly focused on its cost structure.  Non-interest expense for the fourth quarter of 2010 compared to the third quarter of 2010 decreased $162,000, or 1.7%, and $386,000, or 4.0%, compared to the fourth quarter of 2009.  Non-interest expense for the year ended December 31, 2010 compared to 2009 decreased $1.5 million, or 3.8%.

The Company has succeeded in increasing targeted growth segments in its loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, to comprise 50.7% of the commercial loan portfolio at December 31, 2010, up from 45.8%, 39.1%, and 35.6% at December 31, 2009, 2008, and 2007, respectively.  The Company’s focus on deepening relationships has emphasized core deposit and relationship-oriented time deposit growth which has resulted in a $96.1 million, or an 11.3%, increase in deposits since December 31, 2009.

Pre-tax, Pre-Provision Earnings from Core Operations 1

The Company’s pre-tax, pre-provision earnings from core operations totaled $2.2 million for the fourth quarter of 2010 compared to $2.3 million for the third quarter of 2010 and $5.3 million for the fourth quarter of 2009.  For the year ended December 31, 2010, pre-tax, pre-provision earnings from core operations totaled $10.2 million compared to $13.3 million for the year ended December 31, 2009.

The current low interest rate environment, smaller loan portfolio, and increase in non-accrual loans reduced the Company’s net interest income during 2010.  Lower service charges and other fees due to recent regulatory changes also impacted earnings during 2010.  In addition, income from bank-

 1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings from core operations is provided on the last page of the attached tables.

CFS Bancorp, Inc. – Page  3 of 14

owned life insurance decreased from the 2009 period when the Company recognized income totaling $1.4 million due to the death of an insured.

During 2010, the Company realized increases in FDIC insurance premiums and OTS assessments, professional fees related to the 2010 annual meeting proxy contest, and severance and early retirement expenses, which were partially offset by lower net occupancy, furniture and equipment, and marketing expenses.

Net Interest Income and Net Interest Margin

	Three Months Ended
	12/31/10	9/30/10	12/31/09
	(Dollars in thousands)
Net interest margin	3.49%	3.54%	3.84%
Interest rate spread	3.38	3.42	3.66
Net interest income	$8,943	$8,886	$9,687
Average assets:
Yield on interest-earning assets	4.45%	4.56%	4.97%
Yield on loans receivable	5.01	4.90	5.14
Yield on investment securities	3.64	3.93	4.64
Average interest-earning assets	$1,015,374	$997,279	$1,000,821
Average liabilities:
Cost of interest-bearing liabilities	1.07%	1.14%	1.30%
Cost of interest-bearing deposits	.95	1.02	1.12
Cost of borrowed funds	2.63	2.45	2.58
Average interest-bearing liabilities	$910,765	$899,682	$868,022

The net interest margin decreased five basis points to 3.49% for the fourth quarter of 2010 from 3.54% for the third quarter of 2010 and 35 basis points from 3.84% for the fourth quarter of 2009.  Net interest income increased for the fourth quarter of 2010 compared to the third quarter of 2010 and decreased compared to the fourth quarter of 2009.  The net interest margin was negatively impacted during the fourth quarter of 2010 by lower yields on investment securities as well as the Bank having higher levels of liquidity due to strong deposit growth and modest loan demand, resulting in a smaller loan portfolio.  The yield on investment securities declined due to reinvesting maturing investment securities in lower yielding investments as market interest rates remained low.  In addition, the yield on loans receivable decreased from the fourth quarter of 2009 due to several large loan payoffs and a reduction in interest income related to new non-accrual loans during 2010.  The decrease in earning asset yields was partially offset by a seven basis point decrease in the cost of interest-bearing deposits from the third quarter of 2010 and a 17 basis point decrease from the fourth quarter of 2009.

Interest income was stable at $11.4 million for the fourth quarter of 2010 compared to $11.5 million for the third quarter of 2010 and decreased 9.0% from $12.5 million for the fourth quarter of 2009.  This decrease is primarily due to the size of the Bank’s average loan portfolio, which was 4.4% smaller in the fourth quarter of 2010 compared to the fourth quarter of 2009.  In addition, the Bank is currently holding higher levels of short-term liquid investments due to the lack of higher yielding suitable investment alternatives in the current interest rate environment.

CFS Bancorp, Inc. – Page 4 of 14

Interest expense decreased 4.9% to $2.5 million for the fourth quarter of 2010 compared to $2.6 million for the third quarter of 2010 and 13.7% from $2.8 million for the fourth quarter of 2009.  Interest expense benefited from a 12.2% and a 4.8% increase, respectively, in the average balance of non-interest-bearing deposit accounts from the third quarter of 2010 and the fourth quarter of 2009.  In addition, the Company’s continued disciplined pricing on new deposits, repricing of renewals of existing certificates of deposit at lower interest rates, and a 42.9% reduction in the average balances of Federal Home Loan Bank (FHLB) borrowed funds contributed to the decrease in interest expense compared to the fourth quarter of 2009.

Non-Interest Income and Non-Interest Expense

Non-interest income increased $180,000, or 8.5%, from the third quarter of 2010 due to net gains on the sale of investment securities of $233,000 and $160,000 on the sale of $5.6 million of single family mortgage loans receivable.  These gains were partially offset by net losses of $168,000 on the sale of a $2.4 million commercial construction and land development OREO property and lower income from bank-owned life insurance.

Non-interest income decreased $1.5 million, or 39.2%, from the fourth quarter of 2009 primarily due to a $1.4 million decrease in bank-owned life insurance income and reduced service charges and other fees as a result of recent regulatory changes affecting deposit account overdraft activity and clients conscientiously reducing their usage of overdraft services.  These decreases were partially offset by the net gain on sale of mortgage loans during the current quarter.

Non-interest expense for the fourth quarter of 2010 decreased 1.7% to $9.3 million compared to $9.4 million for the third quarter of 2010 primarily due to decreases in OREO related expense totaling $343,000 as the Bank recorded income from OREO properties and lower valuation adjustments on certain commercial properties obtained through foreclosure.  Partially offsetting this decrease was a $172,000 increase in other non-interest expense primarily due to a $150,000 payment made to PL Capital, LLC, one of the Company’s shareholders, in connection with a two year standstill agreement dated November 18, 2010 between the Company and PL Capital.

Non-interest expense for the fourth quarter of 2010 decreased 4.0% to $9.3 million compared to $9.7 million for the fourth quarter of 2009 primarily due to reduced OREO related expenses totaling $1.1 million as a result of the establishment of higher valuation allowances during the fourth quarter of 2009 combined with increased income from OREO properties during the current quarter.  The decrease in non-interest expense was partially offset by the absence in the fourth quarter of 2010 of the 2009 reduction in pension expense of $537,000 resulting from the 2009 receipt of the plan’s annual funding requirements.  In addition, incentive accruals increased $168,000 as a result of the Company’s performance in 2010 in relation to its targeted goals, and compensation expense increased $99,000 due to a higher level of full-time equivalent employees.  Partially offsetting the increase in compensation and employee benefits costs was a decrease of $222,000 for medical costs due to lower claims expense compared to the fourth quarter of 2009.

Income Tax Expense

Income tax expense totaled $232,000 in the current quarter, equal to an effective tax rate of 20.2%, which is an increase of $230,000 from the fourth quarter of 2009 primarily due to the higher bank-owned life insurance income in 2009.

CFS Bancorp, Inc. – Page 5 of 14

Asset Quality

	12/31/10	9/30/10	12/31/09
	(Dollars in thousands)
Non-performing loans (NPL)	$54,492	$56,098	$59,009
Other real estate owned	22,324	24,211	9,242
Non-performing assets (NPA)	$76,816	$80,309	$68,251
NPL / total loans	7.44%	7.75%	7.74%
NPA / total assets	6.85	7.17	6.31
Allowance for loan losses (ALL)	$17,179	$17,485	$19,461
ALL / total loans	2.34%	2.41%	2.55%
ALL / NPL	31.53	31.17	32.98
Provision for loan losses for the quarter ended	$825	$525	$1,821
Net charge-offs for the quarter ended	1,131	648	3,158

Total non-performing loans decreased 2.9% to $54.5 million at December 31, 2010 compared to $56.1 million at September 30, 2010.  The ratio of non-performing loans to total loans decreased to 7.44% during the quarter compared to September 30, 2010 primarily due to the $1.6 million decrease in non-performing loans combined with an increase in total loans.  Total non-performing loans decreased during the fourth quarter of 2010 due to the transfer to accruing status of two non-owner occupied commercial real estate loans totaling $1.1 million, the repayment of two related impaired non-owner occupied commercial real estate loans totaling $552,000 due to the sale of the properties, and charge-offs of non-accrual loans totaling $1.1 million.  In addition, one non-accrual commercial purchased participation with a carrying value of $354,000 and one owner occupied commercial real estate loan with a carrying value of $171,000 were transferred to OREO during the fourth quarter of 2010.  Offsetting these decreases during the quarter were the transfer to non-accrual status of one non-owner occupied commercial real estate loan totaling $1.8 million, one owner occupied commercial real estate loan totaling $598,000, and nine residential real estate loans and HELOCs totaling $646,000.

In addition, at December 31, 2010, the Bank had $9.0 million of loan modifications meeting the definition of a troubled debt restructuring that were performing in accordance with their modified terms and accruing interest.  These loan modifications included short-term extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations.

Net charge-offs during the current quarter included $476,000 related to a non-owner occupied commercial real estate loan, $299,000 related to two commercial and industrial loans, and $160,000 related to a purchased commercial construction and land development participation.  In addition, $121,000 was charged-off related to a purchased commercial construction and land development participation that was transferred to OREO during the quarter at its net realizable value of $354,000.

The increase in the provision for loan losses in the current quarter compared to the third quarter of 2010 was due to the increase in the level of charge-offs during the fourth quarter of 2010.  The decrease in the provision for loan losses in the current quarter compared to the prior year quarter was primarily due to charge-offs in the fourth quarter of 2009 of $3.2 million, of which $1.3 million had been previously established as specific impairment reserves.

CFS Bancorp, Inc. – Page 6 of 14

The ratio of allowance for loan losses to total loans decreased to 2.34% at December 31, 2010 compared to 2.41% at September 30, 2010 as a result of a 1.2% increase in total loans during the fourth quarter of 2010.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral).  As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans have been affected by cumulative partial charge-offs of $7.7 million recorded through December 31, 2010 on $11.7 million of collateral dependent non-performing loans and specific impairment reserves totaling $8.4 million identified for $26.3 million of non-collateral dependent non-performing loans at December 31, 2010.

Balance Sheet and Capital

	12/31/10	9/30/10	12/31/09
	(Dollars in thousands)
Assets:
Total assets	$1,121,676	$1,119,479	$1,081,515
Loans receivable, net of unearned fees	732,584	724,137	762,386
Investment securities	214,302	222,548	193,781

Liabilities and Equity:
Total liabilities	1,008,748	1,005,599	971,142
Deposits	945,884	929,856	849,758
Borrowed funds	53,550	64,199	111,808
Shareholders’ equity	112,928	113,880	110,373

CFS Bancorp, Inc. – Page 7 of 14

Loans Receivable

	12/31/10		9/30/10		12/31/09
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$75,177	10.3%	$71,167	9.8%	$78,327	10.3%
Commercial real estate – owner occupied	99,437	13.6	98,357	13.6	99,559	13.1
Commercial real estate – non-owner occupied	191,856	26.2	190,642	26.3	195,906	25.7
Commercial real estate – multifamily	72,154	9.8	70,318	9.7	57,918	7.6
Commercial construction and land development	24,316	3.3	26,865	3.7	31,154	4.1
Commercial participations	23,594	3.2	26,488	3.7	52,365	6.8
Total commercial loans	486,534	66.4	483,837	66.8	515,229	67.6

Retail loans:
One-to-four family residential	184,545	25.2	178,769	24.7	185,293	24.3
Home equity lines of credit	56,212	7.7	55,840	7.7	56,911	7.5
Retail construction and land development	3,171	.4	4,085	.6	3,401	.4
Other	2,122	.3	1,606	.2	1,552	.2
Total retail loans	246,050	33.6	240,300	33.2	247,157	32.4

Total loans receivable, net of unearned fees	$732,584	100.0%	$724,137	100.0%	$762,386	100.0%

Total loan fundings during the year ended December 31, 2010 were $76.8 million, which were offset by loan payoffs and repayments of $73.7 million, total loan sales of $9.3 million, transfers to OREO of $17.4 million, and gross charge-offs of $6.4 million including $2.3 million that had been previously identified as a specific impairment reserve.

Through the execution of our Strategic Growth and Diversification Plan, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance.  The Company has increased its targeted growth segments of the loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, to comprise 50.7% of the commercial loan portfolio at December 31, 2010.  During 2010, these targeted growth segments were impacted by loan payoffs including four commercial and industrial payoffs totaling $7.2 million, two commercial real estate – owner occupied loan payoffs totaling $5.1 million, and two commercial real estate – multifamily loan payoffs totaling $5.0 million.

Participations purchased decreased 10.9% compared to September 30, 2010 and 54.9% compared to December 31, 2009.  The decrease in commercial participations since December 31, 2009 was due to three loan payoffs totaling $7.4 million, a $1.5 million sale of a portion of one of the Bank’s participations purchased, transfers to OREO totaling $14.2 million, and gross charge-offs totaling $3.4 million.  In addition, commercial construction and land development and non-owner occupied commercial real estate loans decreased by $10.9 million, or 4.8%, since December 31, 2009.  The decrease was primarily due to four loan payoffs totaling $5.9 million, transfers to OREO totaling $2.1 million, and gross charge-offs totaling $798,000.  In addition, the Bank also sold a $3.6 million commercial construction and land development loan at par to a third party to reduce its exposure in this loan category.

CFS Bancorp, Inc. – Page 8 of 14

During the fourth quarter of 2010, the Bank sold $5.6 million of conforming one-to-four family mortgage loans held-for-sale that were originated during the year.  The Bank retained servicing and recorded a gain on sale of $160,000 during the fourth quarter of 2010.

Deposits

	12/31/10	9/30/10	12/31/09
	(Dollars in thousands)
Core deposits:
Non-interest-bearing checking	$90,220	$94,927	$89,261
Interest-bearing checking	132,893	123,381	106,013
Money market accounts	158,259	144,610	136,411
Savings accounts	121,504	121,732	113,865
Subtotal core deposits	502,876	484,650	445,550
Certificates of deposit	402,302	399,350	354,401
Subtotal non-municipal deposits	905,178	884,000	799,951
Municipal core deposits	36,457	39,493	38,993
Municipal certificates of deposit	4,249	6,363	10,814
Subtotal municipal deposits	40,706	45,856	49,807
Total deposits	$945,884	$929,856	$849,758

The Company has continued its success in growing deposits through many channels including enhancing its brand recognition within its communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding its experienced sales team accountable for growing deposits and relationships.  During 2010, the Company increased its core deposits by $54.8 million, which included an increase of $20.6 million in interest-bearing checking deposits primarily related to a new deposit relationship with a trust company.  Increasing core deposits is reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.  The $41.3 million increase in certificates of deposit from December 31, 2009 is primarily related to a successful relationship-based marketing effort for these products.

While the Company maintains strong relationships with its municipal clients, and municipal deposits continue to comprise an important funding source, the current recession’s impact on municipalities and other government-related entities has resulted in lower municipal deposit levels.

Borrowed Funds

	12/31/10	9/30/10	12/31/09
	(Dollars in thousands)
Short-term variable-rate borrowed funds and repurchase agreements	$13,352	$13,931	$24,299
FHLB borrowed funds	40,198	50,268	87,509
Total borrowed funds	$53,550	$64,199	$111,808

Borrowed funds continue to decrease as the Company continues to strengthen its balance sheet funding position and enhance its liquidity position through a stronger focus on deposit gathering and repaying maturing FHLB advances.

CFS Bancorp, Inc. – Page 9 of 14

Shareholders’ Equity

Shareholders’ equity at December 31, 2010 was $112.9 million compared to $110.4 million at December 31, 2009.  The increase was primarily due to $3.5 million of net income for the year, and vesting of restricted stock awards of $163,000, offset by an increase in the unrealized loss on investment securities available-for-sale, net of tax, of $636,000, and cash dividends declared of $436,000.

At December 31, 2010, the Company’s tangible common equity was $112.9 million, or 10.07% of tangible assets compared to $110.4 million, or 10.21% of tangible assets at December 31, 2009.  At December 31, 2010, the Bank’s tangible, core, and risk-based capital ratios exceeded “minimum” and “well capitalized” regulatory capital requirements.

Results for the Year Ended December 31, 2010

Diluted earnings per share totaled $.32 for the year ended December 31, 2010 compared to a net loss per share of $(.05) in 2009.  For the year ended December 31, 2010, net income increased to $3.5 million compared to a net loss of $(543,000) in 2009.

Net interest income was $36.6 million for the year ended December 31, 2010 and $37.6 million in 2009.  The net interest margin was 3.68% in 2010 compared to 3.72% for the prior year and was negatively impacted by lower yields on loans and investment securities and having a smaller loan portfolio and higher levels of liquidity.  The decrease in yields on interest earning assets was partially offset by a decrease in the cost of deposits and other borrowed funds as the Company effectively managed rates paid on deposit accounts and reduced the average balance of its FHLB borrowings.

The provision for loan losses for the year ended December 31, 2010 was $3.9 million compared to $12.6 million in 2009.  The large decrease in the provision for loan losses in the current year was due to the lower level of charge-offs and specific impairment reserves established compared to the prior year.  Other factors included the shrinkage in the total loan portfolio, decrease in the level of non-performing loans, and change in the loan portfolio mix as the higher risk participations purchased and commercial construction and land development loans continued to decrease as a percentage of the commercial loan portfolio.

Non-interest income totaled $9.2 million for the year ended December 31, 2010 compared to $11.5 million in 2009.  Higher card-based fees and a net gain on the sale of loans receivable was more than offset by lower income from bank-owned life insurance, service charges and other fees, and net gains on the sale of investment securities and other assets.  Income from bank-owned life insurance decreased $1.3 million, primarily due to the inclusion in 2009 of $1.4 million of income due to the death of an insured.  Service charges and other fees were impacted by lower retail overdraft activity and credit enhancement fee income related to non-owner occupied commercial real estate lending as the Company is not actively pursuing this product.  Other income was down in 2010 primarily due to income recorded during 2009 related to certain viatical investments.

Non-interest expense decreased 3.8% to $37.8 million for the year ended December 31, 2010 from $39.3 million for 2009.  The Company’s continuing cost control initiatives resulted in decreases in almost all operating expense categories, including reductions of 6.3% in net occupancy expense, 7.3% in furniture and equipment expense, and 6.1% in marketing costs.  In addition, credit related costs decreased $1.9 million in 2010 due to fewer OREO valuation reserves, income from OREO properties,

CFS Bancorp, Inc. – Page 10 of 14

and lower collection expense as properties were transferred to OREO.  The absence in 2010 of the prior year FDIC special insurance premium assessment recognized in 2009 also reduced non-interest expense by $495,000.  These expense reductions were partially offset by increases of $406,000 for FDIC insurance premiums and OTS assessments, $376,000 for professional fees related to the 2010 annual meeting proxy contest, $508,000 for severance and early retirement expense, and $150,000 related to the standstill agreement entered into with PL Capital, LLC, as previously mentioned.

Income tax expense totaled $707,000 during the year ended December 31, 2010 which equals an effective tax rate of 17.0%, compared to an income tax benefit of $(2.3) million, or a tax benefit rate of 80.6%, reported for the 2009 period which was due to higher pretax income and lower bank-owned life insurance income.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 22 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana.  The Company’s website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding successful execution of the Company’s strategy and its Strategic Growth and Diversification Plan, current regulatory capital and equity ratios, diversification of the loan portfolio, deepening client relationships, levels of core deposits, non-performing asset levels, credit-related costs, revenue growth and levels of earning assets, general economic and competitive conditions nationally and within its core market area, cost savings initiatives, levels of provision for the allowance for loan losses and charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and other filings with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.

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SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 11 of 14

CFS BANCORP, INC.
Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest income:
Loans	$9,197	$9,199	$9,877	$37,700	$39,277
Investment securities	2,053	2,176	2,529	8,605	11,334
Other interest-earning assets	146	90	122	483	697
Total interest income	11,396	11,465	12,528	46,788	51,308

Interest expense:
Deposits	2,032	2,143	2,171	8,374	10,447
Borrowed funds	421	436	670	1,813	3,268
Total interest expense	2,453	2,579	2,841	10,187	13,715
Net interest income	8,943	8,886	9,687	36,601	37,593
Provision for loan losses	825	525	1,821	3,877	12,588
Net interest income after provision for loan losses	8,118	8,361	7,866	32,724	25,005

Non-interest income:
Service charges and other fees	1,284	1,290	1,552	5,114	5,706
Card-based fees	469	475	415	1,867	1,664
Commission income	28	40	49	168	246
Net gain on sale of investment securities	233	–	51	689	1,092
Net gain (loss) on sale of other assets	(168)	2	12	(154)	(9)
Income from bank-owned life insurance	191	217	1,631	893	2,183
Net gain on sale of loans receivable	160	–	–	160	–
Other income	110	103	84	481	588
Total non-interest income	2,307	2,127	3,794	9,218	11,470

Non-interest expense:
Compensation and employee benefits	4,777	4,709	4,103	18,705	18,861
Net occupancy expense	735	691	612	2,832	3,022
FDIC insurance premiums and OTS assessments	660	623	605	2,551	2,145
Professional fees	433	512	473	2,283	1,907
Furniture and equipment expense	426	488	548	1,973	2,129
Data processing	438	443	424	1,754	1,670
Marketing	262	189	261	781	832
OREO related expense	127	470	1,222	1,483	2,976
Loan collection expense	160	156	259	638	1,077
Severance and early retirement costs	17	88	37	545	37
FDIC special insurance premium assessment	–	–	–	–	495
Other	1,240	1,068	1,117	4,230	4,129
Total non-interest expense	9,275	9,437	9,661	37,775	39,280

Income (loss) before income taxes	1,150	1,051	1,999	4,167	(2,805)
Income tax expense (benefit)	232	188	2	707	(2,262)

Net income (loss)	$918	$863	$1,997	$3,460	$(543)

Basic earnings (loss) per share	$.09	$.08	$.19	$.33	$(.05)
Diluted earnings (loss) per share	$.09	$.08	$.19	$.32	$(.05)

Weighted-average common and common share
equivalents outstanding:
Basic	10,662,792	10,657,719	10,606,698	10,635,939	10,574,623
Diluted	10,719,886	10,707,163	10,697,410	10,705,814	10,680,085

CFS Bancorp, Inc. – Page 12 of 14

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	December 31, 2010	September 30, 2010	December 31, 2009
ASSETS
Cash and amounts due from depository institutions	$24,624	$23,098	$24,041
Interest-bearing deposits	37,130	29,120	387
Cash and cash equivalents	61,754	52,218	24,428

Investment securities available-for-sale, at fair value	197,101	210,717	188,781
Investment securities held-to-maturity, at cost	17,201	11,831	5,000
Investment in Federal Home Loan Bank stock, at cost	20,282	23,944	23,944

Loans receivable, net of unearned fees	732,584	724,137	762,386
Allowance for loan losses	(17,179)	(17,485)	(19,461)
Net loans	715,405	706,652	742,925

Mortgage loans held-for-sale, at fair value	–	4,425	–
Accrued interest receivable	3,162	3,315	3,469
Other real estate owned	22,324	24,211	9,242
Office properties and equipment	20,464	20,611	20,382
Investment in bank-owned life insurance	35,463	35,273	34,575
Net deferred tax assets	17,883	17,130	18,036
Prepaid expenses and other assets	10,637	9,152	10,733
Total assets	$1,121,676	$1,119,479	$1,081,515

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$945,884	$929,856	$849,758
Borrowed funds	53,550	64,199	111,808
Advance payments by borrowers for taxes and insurance	4,618	5,952	4,322
Other liabilities	4,696	5,592	5,254
Total liabilities	1,008,748	1,005,599	971,142

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,850,040, 10,851,724, and 10,771,061
shares outstanding	234	234	234
Additional paid-in capital	187,164	187,075	188,930
Retained earnings	83,592	82,783	80,564
Treasury stock, at cost; 12,573,266, 12,571,582, and 12,652,245 shares	(155,112)	(155,022)	(157,041)
Accumulated other comprehensive loss, net of tax	(2,950)	(1,190)	(2,314)
Total shareholders' equity	112,928	113,880	110,373

Total liabilities and shareholders' equity	$1,121,676	$1,119,479	$1,081,515

CFS Bancorp, Inc. – Page 13 of 14

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

			December 31, 2010	September 30, 2010	December 31, 2009
Book value per share			$10.41	$10.49	$10.25
Tangible book value per share			10.41	10.49	10.25
Shareholders' equity to total assets			10.07%	10.17%	10.21%
Tangible capital ratio (Bank only)			9.07	8.91	8.88
Core capital ratio (Bank only)			9.07	8.91	8.88
Risk-based capital ratio (Bank only)			13.32	13.21	12.35
Common shares outstanding			10,850,040	10,851,724	10,771,061
Employees (FTE)			322	315	312
Number of full service banking centers			22	22	22

	Three Months Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Average Balance Data:
Total assets	$1,135,865	$1,111,642	$1,087,068	$1,105,333	$1,097,511
Loans receivable, net of unearned fees	728,849	744,316	762,021	747,768	753,726
Investment securities	220,489	216,393	213,300	208,450	227,999
Interest-earning assets	1,015,374	997,279	1,000,821	995,864	1,010,519
Deposits	946,431	917,642	860,374	905,935	842,568
Interest-bearing deposits	848,079	829,988	766,491	813,799	769,600
Non-interest bearing deposits	98,352	87,654	93,883	92,136	72,968
Interest-bearing liabilities	910,765	899,682	868,022	889,444	897,016
Shareholders' equity	114,203	113,145	109,993	112,601	112,358
Performance Ratios (annualized):
Return on average assets	.32%	.31%	.73%	.31%	(.05	) %
Return on average equity	3.19	3.03	7.20	3.07	(.48)
Average yield on interest-earning assets	4.45	4.56	4.97	4.70	5.08
Average cost of interest-bearing liabilities	1.07	1.14	1.30	1.15	1.53
Interest rate spread	3.38	3.42	3.67	3.55	3.55
Net interest margin	3.49	3.54	3.84	3.68	3.72
Non-interest expense to average assets	3.24	3.37	3.53	3.42	3.58
Efficiency ratio (1)	82.92	85.71	72.00	83.42	81.87

Cash dividends declared per share	.01	.01	.01	.04	.04
Market price per share of common stock
for the period ended:
Closing	$5.23	$4.56	$3.23	$5.23	$3.23
High	5.48	4.92	4.73	6.24	4.80
Low	4.60	4.18	3.23	3.02	1.75

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities and other assets.

CFS Bancorp, Inc. – Page 14 of 14

CFS BANCORP, INC.
Reconciliation of Income (Loss) Before Income Taxes to Pre-Tax, Pre-Provision Earnings from Core Operations
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
Income before income taxes	$1,150	$1,051	$1,999
Provision for loan losses	825	525	1,821
Pre-tax, pre-provision earnings	1,975	1,576	3,820

Add back (subtract):
Net gain on sale of investment securities	(233)	–	(51)
Net (gain) loss on sale of other assets	168	(2)	(12)
OREO related expense	127	470	1,222
Loan collection expense	160	156	259
Severance and early retirement expense	17	88	37

Pre-tax, pre-provision earnings from core operations	$2,214	$2,288	$5,275

Pre-tax, pre-provision earnings from core operations
to average assets	.77%	.82%	1.93%

		Year Ended
		December 31, 2010	December 31, 2009
Income (loss) before income taxes (benefit)		$4,167	$(2,805)
Provision for loan losses		3,877	12,588
Pre-tax, pre-provision earnings		8,044	9,783

Add back (subtract):
Net gain on sale of investment securities		(689)	(1,092)
Net loss on sale of other assets		154	9
OREO related expense		1,483	2,976
Loan collection expense		638	1,077
Severance and early retirement expense		545	37
FDIC special insurance premium assessment		–	495

Pre-tax, pre-provision earnings from core operations		$10,175	$13,285

Pre-tax, pre-provision earnings from core operations
to average assets		.92%	1.21%

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry.  Management uses certain non-GAAP financial measures to evaluate the Company's financial performance and has provided the non-GAAP financial measures of pre-tax, pre-provision earnings from core operations and pre-tax, pre-provision earnings from core operations to average assets.  In these non-GAAP financial measures, the provision for loan losses, OREO related expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other assets, severance and early retirement expense, and FDIC special insurance premium assessment are excluded from the determination of core operating results.  Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period and allows us and others to assess the Company's ability to generate earnings to cover credit costs.  Although these non-GAAP financial measures are intended to enhance investors understanding of the Company's business performance, these should not be considered as an alternative to GAAP.